EXHIBIT 16


                                   May 1, 1998



U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

         We have read Item 4 included in the attached Form 8-K dated May 1, 1998 of Sweetheart Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ARTHUR ANDERSEN LLP